CBA Money Fund
File Number: 811-3703
CIK Number: 717288
For the Period Ending: 08/31/2002

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Government Securities Incorporated, for the six-months ended August 31, 2002.

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

07/23/2002	$1,000	U.S. Treasury Note	2.88%	06/30/2004
08/26/2002	1,000	U.S. Treasury Note	2.25	07/31/2004